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                                                                   EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated February 19, 1996 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, our report dated September 27, 1996 included in the Company's Current Report on Form 8-K dated August 9, 1996 and filed on August 22, 1996, as amended by Form 8-K/A dated August 9, 1996 and filed on October 18, 1996, our report dated September 24, 1996 included in the Company's Current Report on Form 8-K dated November 5, 1996 and filed on November 6, 1996, and to all references to our firm included in this registration statement.

                                          Arthur Andersen LLP

Atlanta, Georgia
December 18, 1996